Filed Pursuant to Rule 433
Registration No. 333-211395

«PRICING DETAILS«  $750mm+ FITAT 2017-1 (Prime Auto)

Joint Leads:  J.P. Morgan (struc), Barclays, Credit Suisse, Wells Fargo

Co-Manager:  Fifth Third Securities

CL	TOTAL AMT ($MM)	OFFERED AMT ($MM)	WAL	MDY/S&P	E.FIN	L.FIN	PRICED	YLD%	CPN%	$PX
A-1	221.415	N/A	0.23	**Retained**
A-2-A	225.000	213.750	0.93	Aaa/AAA	02/19	04/20	EDSF + 15	1.605	1.59	99.99114
A-2-B	79.000	75.050	0.93	Aaa/AAA	02/19	04/20	1mL + 15			100.00000
A-3	390.000	370.500	2.15	Aaa/AAA	10/20	02/22	IntS + 23	1.808	1.80	99.99743
A-4	95.480	90.706	3.33	Aaa/AAA	02/21	07/24	IntS + 36	2.042	2.03	99.98920

Expected Settle	: 09/20/17	Registration	: SEC Registered
First Pay Date	: 10/16/17	ERISA	: Yes
Expected Ratings	: Moody’s, S&P	Pxing Speed	: 1.3 ABS to 10% Call
Ticker	: FITAT 2017-1	Min Denoms	: $1,000 x $1,000
Bill & Deliver	: J.P. Morgan	Expected Pricing	: Priced

CUSIPs:  A-2-A    31679RAB1    /    A-2-B    31679RAC9     /    A-3    31679RAD7    /    A-4    31679RAE5

AVAILABLE INFORMATION

* Preliminary Prospectus (attached)

* Ratings FWP (attached)

* DealRoadshow.com: FITAT171

* IntexNet/CDI (via separate message)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.